Exhibit 99.1

J. C. PENNEY COMPANY, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

Second Quarter Highlights

•	Earnings of $0.07 per share
•	Growth initiatives, exclusive attractions and private brands continue to drive sales gains
•	Opened 22 Sephora inside jcpenney boutiques bringing total to 276
•	Expenses tightly controlled during the quarter
•	Strong financial condition, cash and cash equivalents of approximately $1.6 billion

PLANO, Texas, Aug. 12, 2011 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported net income of $14 million or $0.07 per share for the second quarter ended July 30, 2011, including previously announced restructuring charges.  The Company’s exclusive and private brands such as Liz Claiborne®, Modern Bride®, Arizona® and St. John’s Bay®, as well as the expansion of Sephora inside jcpenney attracted new customers to jcpenney, resulting in 1.5 percent comparable store sales growth for the second quarter and 2.7 percent same store sales growth for the first half of the year.

“The challenging economy continues to impact the moderate consumer,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.  “Nevertheless, we have made significant strides in implementing our merchandising growth initiatives, with sales gains across our apparel and accessories businesses both in stores and on jcp.com.  Through our focus on building attractions, improving sales productivity in stores, managing expenses and streamlining operations, we are committed to delivering on the Company’s long-term earnings targets.”

Second Quarter Performance
Comparable store sales for the second quarter rose 1.5 percent.  Total sales decreased 0.8 percent, reflecting the Company’s exit from its catalog business.  Internet sales through jcp.com were $326 million in the second quarter, increasing 2.8 percent over last year.  Overall, the strongest merchandise results in the period were in women’s apparel and accessories and fine jewelry.  Geographically, the best performance was in the southwest region of the country.

When compared to the peak margins achieved in last year’s second quarter, gross margin decreased approximately 110 basis points to 38.3 percent of sales reflecting the softer than anticipated selling environment early in the quarter and the resulting higher level of promotional

activity.Gross margin decreased $55 million, or approximately 3.5 percent, compared to last year’s second quarter.

Overall, SG&A expenses were tightly controlled during the quarter and decreased $32 million, or 2.5 percent, versus last year as the Company’s ongoing efforts to aggressively manage expenses and optimize operations delivered savings during the quarter.  As a percent of sales, SG&A expenses decreased 60 basis points to 31.8 percent. The non-cash qualified pension plan expense was $21 million compared to $55 million in the same period last year.  Total operating expenses were 36.2 percent of sales for the quarter.  Operating income for the quarter was $81 million or 2.1 percent of sales.

Financial Condition
The Company ended the second quarter with approximately $1.6 billion in cash and short-term investments on its balance sheet, even after the completion of its $900 million share repurchase program early in the second quarter.  Interest expense for the quarter was the same as last year at $57 million.

The Company also noted that it is comfortable with the level and content of its inventory, as it is in line with expected sales trends, and up approximately 2.3% over last year.

Outlook
The Company’s 2011 third quarter guidance is as follows:
•	Comparable store sales: expected to increase 2 to 3 percent.
•	Total sales: expected to increase approximately 250 basis points less than comparable store sales due to the impact of the Company’s exit of its catalog and related businesses.
•	Gross margin rate: expected to be down slightly when compared to last year.
•	SG&A expenses: expected to be flat to down slightly
•	Depreciation and amortization: approximately $135 million.
•	Real Estate and Other: net $11 million of expense, including expenses related to restructuring and other cost saving initiatives.
•	Interest expense: approximately $57 million.
•	Income tax rate: approximately 38 percent.
•	Average shares for EPS calculation: approximately 216 million common shares.
•
Earnings per share: expected to be in the range of $0.15 to $0.20 per share, including restructuring charges of approximately $0.05 per share.  This guidance does not include the impact of the Company’s voluntary early retirement program that was communicated to associates this month.  The Company anticipates it will disclose the number of associates who elect to participate in the program as well as the operational efficiencies resulting from the program as part of the Company’s third quarter earnings release.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Aug. 12, 2011, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the J. C. Penney Company, Inc. Second Quarter Earnings Conference Call.  The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 376851.  The live webcast may be accessed via the Company’s Investor Relations page at jcpenney.net, or on streetevents.com (for subscribers) or investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart and Rebecca Winter; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About J. C. Penney Company, Inc.
J. C. Penney Company, Inc., one of America's leading retailers, operates over 1,100 jcpenney department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, the jcpenney brand offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.8 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information, visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

#  #  #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three months ended			Six months ended
	July 30,	July 31,	% Inc.	July 30,	July 31,	% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 3,906	$ 3,938	(0.8)%	$ 7,849	$ 7,867	(0.2)%
Gross margin	1,497	1,552	(3.5)%	3,092	3,182	(2.8)%
Operating expenses:
Selling, general and administrative (SG&A)(1)	1,243	1,275	(2.5)%	2,524	2,567	(1.7)%
Qualified pension plan	21	55	(61.8)%	43	110	(60.9)%
Supplemental pension plans	7	8	(12.5)%	14	17	(17.6)%
Total pension	28	63	(55.6)%	57	127	(55.1)%
Depreciation and amortization	128	126	1.6%	256	251	2.0%
Real estate and other, net	17	(7)	(100)%+	13	(13)	(100)%+
Total operating expenses	1,416	1,457	(2.8)%	2,850	2,932	(2.8)%
Operating income	81	95	(14.7)%	242	250	(3.2)%
Net interest expense	57	57	-	115	116	(0.9)%
Bond premiums and unamortized costs	-	20	-	-	20	-
Income before income taxes	24	18	33.3%	127	114	11.4%
Income tax expense	10	4	100%+	49	40	22.5%
Net income	$ 14	$ 14	-	$ 78	$ 74	5.4%

Earnings per share - diluted	$ 0.07	$ 0.06	16.7%	$ 0.35	$ 0.31	12.9%

FINANCIAL DATA:
Adjusted earnings per share - diluted (non-GAAP)(2)	$ 0.13	$ 0.20		$ 0.47	$ 0.60
Comparable store sales increase	1.5%	0.9%		2.7%	1.3%

Ratios as a percentage of sales:
Gross margin	38.3%	39.4%		39.4%	40.4%
SG&A expenses	31.8%	32.4%		32.2%	32.6%
Total operating expenses	36.2%	37.0%		36.3%	37.2%
Operating income	2.1%	2.4%		3.1%	3.2%
Effective income tax rate	41.7%	22.2%		38.6%	35.1%

COMMON SHARES DATA:
Outstanding shares at end of period	213.3	236.4		213.3	236.4
Average shares outstanding (basic shares)	213.3	236.4		221.3	236.3
Average shares used for diluted EPS	216.3	237.6		224.2	237.6

(1)		The statement of operations line item for pre-opening expenses has been eliminated due to the immaterial nature of such expense over the past several years. Pre-opening expenses for both years is now included in
SG&A. The impact on the prior year quarter SG&A ratio was an increase of 10 basis points.
(2)		See below for reconcilation of non-GAAP financial measures to the most comparable GAAP measures.

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	July 30,	July 31,
	2011	2010
SUMMARY BALANCE SHEETS:
Cash in banks and in transit	$ 244	$ 226
Cash short-term investments	1,307	1,777
Cash and cash equivalents	1,551	2,003
Merchandise inventory	3,572	3,490
Income taxes receivable	334	499
Prepaid expenses and other	194	205
Property and equipment, net	5,237	5,298
Prepaid pension	788	387
Other assets	753	627
Total assets	$ 12,429	$ 12,509

Merchandise accounts payable	$ 1,386	$ 1,410
Other accounts payable and accrued expenses	1,381	1,422
Long-term debt	3,099	3,099
Long-term deferred taxes	1,216	982
Other liabilities	644	710
Total liabilities	7,726	7,623
Stockholders' equity	4,703	4,886
Total liabilities and stockholders' equity	$ 12,429	$ 12,509

	Six months ended
	July 30,	July 31,
	2011	2010
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
Total operating activities	$ 172	$ (379)
Investing activities:
Capital expenditures	(295)	(229)
Proceeds from sale of assets	-	4
Total investing activities	(295)	(225)
Financing activities:
Proceeds from debt	-	392
Other changes in debt	-	(693)
Financing costs	(15)	(14)
Stock repurchase program	(900)	-
Proceeds from issuance of stock warrants	50	-
Changes in stock	9	5
Dividends paid	(92)	(94)
Total financing activities	(948)	(404)
Net (decrease) in cash and cash equivalents	(1,071)	(1,008)
Cash and cash equivalents at beginning of period	2,622	3,011
Cash and cash equivalents at end of period	$ 1,551	$ 2,003

J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

ADJUSTED OPERATING INCOME EXCLUDING QUALIFIED PENSION
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, a non-GAAP financial measure, which excludes the impact of the qualified pension plan:

	Three months ended			Six months ended
	July 30,	July 31,	% Inc.	July 30,	July 31,	% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
Operating income	$ 81	$ 95	(14.7)%	$ 242	$ 250	(3.2)%
As a percent of sales	2.1%	2.4%		3.1%	3.2%
Add: Qualified pension plan expense	21	55		43	110
Adjusted operating income (non-GAAP)	$ 102	$ 150	(32.0)%	$ 285	$ 360	(20.8)%
As a percent of sales	2.6%	3.8%		3.6%	4.6%

ADJUSTED EARNINGS PER SHARE - DILUTED EXCLUDING QUALIFIED PENSION

The following table reconciles net income and earnings per share, the most directly comparable GAAP measure, to adjusted net income and earnings per share, which excludes the impact of the qualified pension plan, net of tax, a non-GAAP financial measure:

	Three months ended			Six months ended
	July 30,	July 31,	% Inc.	July 30,	July 31,	% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
Net income	$ 14	$ 14	-	$ 78	$ 74	5.4%
Earnings per share - diluted	$ 0.07	$ 0.06	16.7%	$ 0.35	$ 0.31	12.9%
Add: Qualified pension plan expense net of tax
of $8, $21, $17 and $41	13	34		26	69
Adjusted net income (non-GAAP)	$ 27	$ 48	(43.8)%	$ 104	$ 143	(27.3)%
Adjusted earnings per share - diluted (non-GAAP)	$ 0.13	$ 0.20	(35.0)%	$ 0.47	$ 0.60	(21.7)%

J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

FREE CASH FLOW
Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities excluding discretionary cash contributions to our primary pension plan, less capital expenditures and dividends paid, plus the proceeds from the sale of assets. Adjustments to exclude discretionary pension plan contributions are more indicative of our ability to generate cash flows from operating activities. We believe discretionary contributions to our pension plan are more reflective of financing transactions to pay-down off- balance sheet debt relating to the pension liability. Free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

The following table reconciles cash flow from operating activities, the most directly comparable GAAP financial measure, to free cash flow, a non-GAAP financial measure:

	Six months ended
	July 30,	July 31,
	2011	2010
Net cash provided by/(used in) operating activities	$ 172	$ (379)
Add:
Discretionary pension contribution	-	392
Proceeds from sale of assets	-	4
Less:
Capital expenditures	(295)	(229)
Dividends paid	(92)	(94)
Free cash flow (non-GAAP)	$ (215)	$ (306)

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